Exhibit 23.1
Independent Registered Public Accounting Firm’s Consent
The Board of Directors
eFunds Corporation:
We consent to incorporation by reference in the registration statements filed on Form S-8 (File Nos. 333-127433, 333-127432, 333-127431, 333-51568, 333-51564, 333-51536, and 333-44830) of eFunds Corporation of our reports dated February 26, 2007, relating to the consolidated balance sheets of eFunds Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of eFunds Corporation.
Our report with respect to the consolidated balance sheets of eFunds Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, refers to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment.
Phoenix, Arizona
February 26, 2007